PROSPECTUS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-149823

TIDEWATER RESOURCES INC.
a Nevada corporation

3,700,000 Shares of Common Stock

This prospectus relates to the resale of up to 3,700,000 shares of our common stock that may be sold, from time to time, by the selling stockholders named in this prospectus for their own account, consisting of 3,700,000 shares issued in connection with a private placement transaction we completed on October 2, 2007.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Accordingly, we have fixed the benchmark offering price by reference to our most recent private offering of our shares, which was effected at $0.02 per share. There is no relationship whatsoever between the offering price and our assets, earnings, book value, or any other objective criteria of value.

We intend to apply to list our shares of common stock for trading on the over-the-counter bulletin board (the "OTC Bulletin Board") at the time the registration statement of which this prospectus forms a part becomes effective. The selling stockholders will sell their shares at a price of $0.02 per share until our shares are quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or privately negotiated prices or otherwise as set forth under "Plan of Distribution" in this prospectus.

We will not receive any proceeds from the sales of any of our shares of common stock by the selling stockholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled "Risk Factors" beginning on page 5 before buying any of our shares of common stock.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until the registration statement of which this prospectus forms a part is declared effective by the SEC. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 29, 2008.

__________

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

_____

SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Our Business

We are an exploration stage company engaged in the business of acquisition and exploration of properties that we believe have potential for development of mining operations.

We have no revenues, have incurred losses since our incorporation on February 7, 2007, and have relied upon the sale of our securities in unregistered private placement transactions to fund our operations. For the foreseeable future, we will continue to be dependent on additional financing in order to maintain our operations and to pursue our exploration activities.

We were incorporated under the laws of Nevada effective February 7, 2007. Our principal offices are located at Suite 322, Unit 205, 329 North Road, Coquitlam British Columbia, Canada, V3K 6Z8. Our telephone number is (604) 761-0764, and our fax number is (604) 945-9979.

The Offering
The Issuer:	Tidewater Resources Inc.
The Selling Stockholders:

We sold an aggregate of 3,700,000 shares to the selling stockholders named in this prospectus in connection with a private placement transaction we completed on October 2, 2007 at a price of $0.02 per share. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Shares Offered by the Selling Stockholders:	The selling stockholders may from time to time offer for resale up to 3,700,000 shares of our common stock.
Offering Price:

The selling stockholders will offer their shares of our common stock at a price of $0.02 per share until our shares are quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or privately negotiated prices or otherwise as set forth under "Plan of Distribution" in this prospectus. We determined this offering price arbitrarily based upon the price of the last sale of our shares to investors.

Terms of the Offering:	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. Refer to "Plan of Distribution".
Termination of the Offering:	The offering will conclude when all of the 3,700,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering.
No Present Public Market for Our Common Stock:

Our common stock is not presently listed for trading on any securities exchange or market. We intend to apply to have our shares of common stock quoted on the OTC Bulletin Board at the time the registration statement of which this prospectus forms a part becomes effective.

Outstanding Shares of Common Stock:	There are 7,000,001 shares of our common stock issued and outstanding as at the date of this prospectus.
Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

All financial information is stated in United States dollars unless otherwise specified. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

The following financial data has been derived from and should be read in conjunction with: (i) our interim financial statements for the three month period ended December 31, 2007 and from our inception (February 7, 2007) to December 31, 2007, together with the notes thereto; (ii) our audited financial statements from our inception (February 7, 2007) to September 30, 2007, together with the notes thereto; and (iii) the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Balance Sheet Data

	As at December 31, 2007	As at September 30, 2007
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$ 59,385	$ 67,488
Mineral claims	4,464	4,464
Total assets	$ 63,849	$ 71,912
Liabilities and stockholders' equity
Total liabilities	$ 6,012	$ 1,034
Total stockholders' equity	57,837	70,878
Total liabilities and stockholder's equity	$ 63,849	$ 71,912

Statement of Operations Data

	For the period from inception (February 7, 2007) to December 31, 2007	For the three months ended December 31, 2007	Inception (February 7, 2007) to September 30, 2007
	(Unaudited)	(Unaudited)	(Audited)
Revenues	$ -	$ -	$ -
Expenses
General and administrative	4,352	1,052	3,300
Legal and accounting	20,978	11,897	9,081
Management fees	13,200	3,600	9,600
Rent expense	5,500	1,500	4,000
Net loss	$ (44,030)	$ (18,049)	$ (25,981)
Other comprehensive expense
Foreign currency transaction adjustment	32	(92)	124
Comprehensive loss	(43,998)	$ (18,141)	$ (25,857)
Basic loss per share	-	$ (0.003)	-

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our shares of common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those that we do not know about or that we currently deem immaterial, also may adversely affect our business. The trading price of our shares of common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our company

Because we have only recently commenced business operations, we have no history of earnings and no foreseeable earnings, and we may never achieve profitability or pay dividends.

We were incorporated on February 7, 2007, and to date have been involved primarily in organizational activities, evaluating resource projects and acquiring certain mineral claims on Vancouver Island, British Columbia. Therefore, our ability to operate our business successfully remains untested. If we are successful in developing the property underlying our mineral claims, we anticipate that we will retain future earnings, if any, and other cash resources for the future operation and development of our business as appropriate. We do not currently anticipate declaring or paying any cash dividends in the foreseeable future. Payment of any future dividends is solely at the discretion of our board of directors, which will take into account many factors including our operating results, financial conditions and anticipated cash needs. For these reasons, we may never achieve profitability or pay dividends.

We do not have sufficient financial resources to complete our recommended exploration program and to continue operations beyond the next twelve months.

We have incurred a comprehensive loss of $43,998 for the period from February 7, 2007 (inception) to December 31, 2007, and we have no revenues to date. At December 31, 2007, we had cash and cash equivalents of $59,385 and working capital of $53,373, which may not be sufficient to maintain our administrative costs, to commence phase one of the exploration program recommended by our consulting geologist, and to meet our planned business objectives during the next twelve months. Management recognizes that we will need to generate additional financial resources in order to complete further phases of our recommended exploration program and to meet our planned business objectives beyond the next twelve months. If we are unable to obtain adequate additional financing, we will be prevented from engaging in operations and exploration activities and our business will fail.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found on the property underlying our mineral claims and that our business will fail.

We have not begun the recommended exploration program on the property underlying our mineral claims and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of minerals on the property. You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of minerals on the property underlying our mineral claims. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of minerals. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the property underlying our mineral claims that we plan to undertake. Problems such as unusual or unexpected formations, the inability to obtain suitable or adequate machinery, equipment or labour, and other risks involved in mineral exploration, often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan. In addition, any determination that the property underlying our mineral claims contains commercially recoverable quantities of minerals may not be reached until such time that final comprehensive feasibility studies have been concluded that establish that a potential mine is likely to be economically viable. There is a substantial risk that any preliminary or final feasibility studies carried out by us will not result in a positive determination that the property underlying our mineral claims can be commercially developed.

We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of the property underlying our mineral claims. Even if we discover commercial reserves on the property, we may not be able to successfully advance the property into commercial production.

The property underlying our mineral claims does not contain any known bodies of ore. Our business plan calls for significant expenditures in connection with the exploration of the property. We may not have sufficient funds to complete phase one of the proposed exploration program on the property, as recommended by our consulting geologist, and we will require additional financing in order to complete phase two or three of this recommended work program, to pursue any further exploration and to conduct the economic evaluation that would be necessary for us to assess whether sufficient mineral reserves exist to justify commercial exploitation of the property underlying our mineral claims. We currently are in the exploration stage and have no revenue from operations. We currently do not have any arrangements in place for additional financing, and we may not be able to obtain financing on terms that are acceptable to us, or at all. If we are unable to obtain additional financing, we will not be able to continue our exploration activities and our assessment of the commercial viability of the property underlying our mineral claims. Further, if we are able to establish that development of the property is commercially viable, our inability to raise additional financing at that stage would result in our inability to place the property into production and recover our investment.

Our exploration activities may not be commercially successful, which could lead us to abandon our investments in exploration.

Our long-term success depends on our ability to establish commercially recoverable quantities of minerals on the property underlying our mineral claims and any other property that we may acquire. Mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may reduce the trading price of our common stock and impair our ability to raise future financing. We cannot provide any assurance to investors that we will discover or acquire any mineralized material in sufficient quantities on the property underlying our mineral claims or any property we may acquire. Further, we will not be able to recover the funds that we spend on exploration if we are not able to establish commercially recoverable quantities of minerals on any such properties.

As we undertake exploration of the property underlying our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If there is a defect with respect to title of our mineral claims, our business may fail.

We own certain mineral claims in British Columbia, Canada. Although we believe that we have taken all appropriate steps to determine that we have title to these claims, there is no guarantee that there are no defects with respect to title of the mineral claims. The property may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. If we do not have clear title to our mineral claims, our business may fail and you may lose your entire investment in our common stock.

If we are unable to maintain our mineral claims, then our business will fail.

We own six mineral claims in the British Columbia, Canada. British Columbia's Mineral Tenure Act requires that a holder of title to mineral claims must spend at least CDN$0.40 per hectare per year (in the form of expenditures or payment of a fee in lieu thereof) in order to keep claims in good standing. Our mineral claims cover a total area of approximately 1,034.63 hectares. Thus, the annual cost of compliance with the Mineral Tenure Act with respect to our mineral claims is currently approximately CDN$414 per year (approximately $420 based on the foreign exchange rate on March 14, 2008 of $1.00: CDN$0.9867). Five of the six claims that are the subject of our mineral claims are in good standing with the Province of British Columbia until October 31, 2008, and our sixth mineral claim is in good standing until August 8, 2008. As such, exploration work with a minimum value of approximately CDN$414 (or payment of a fee in lieu thereof) is required before October 31 of each year (and a portion of such amount with respect to our one claim that is in good standing until August 8, 2008 is due before August 8 of each year) in order to maintain the claims in good standing for an additional year. If we fail to meet these requirements on a timely basis, the our mineral claims will lapse. Accordingly, you could lose all or part of your investment in our common stock.

We are subject to risks inherent in the mining industry, and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.

Any mining operations that we may undertake in the future will be subject to risks normally encountered in the mining business. Mining for valuable minerals is generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labour disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. At the present we do not intend to obtain insurance coverage and even if we were to do so, such insurance may not be available to us at economically feasible premiums or at all. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations. Such costs could potentially exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in our common stock.

If we do not find a joint venture participant for the continued exploration of the property underlying our mineral claims, we may not be able to advance the exploration work.

If the initial results of our mineral exploration program are successful, we may try to enter into a joint venture agreement with a third party for the further exploration and possible production of the property underlying our mineral claims. We would face competition from other junior mineral resource exploration companies if we attempt to enter into a joint venture agreement with a third party. A prospective joint venture participant could have a limited ability to enter into joint venture agreements with junior exploration companies, and will seek the junior exploration companies who have the properties that it deems to be the most attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in our mineral claims to the joint venture participant. If we are unable to enter into a joint venture agreement with a third party, we may fail and you will lose your entire investment in our common stock.

We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.

Our success depends to a certain degree upon certain key members of the management. These individuals are a significant factor in our growth and success. The loss of the service of members of the management could have a material adverse effect on us. In particular, our success is highly dependant upon the efforts of our sole officer, Bernard Perez, and our directors, the loss of whose services would have a material adverse effect on our success and development.

Because our sole officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our sole officer, Bernard Perez, who serves as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and as one of our directors, is spending only approximately 10% of his business time on providing management services to us. While we believe that Mr. Perez presently possesses adequate time to attend to our interests, it is possible that the demands on him from his other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Because of the fiercely competitive nature of the mining industry, we may be unable to maintain or acquire attractive mining properties on acceptable terms, which will materially affect our financial condition.

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Risks related to our common stock

There is no active trading market for our common stock, and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock, and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the Financial Industry Regulatory Authority's (FINRA) OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of exploration stage companies, which may materially adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When the registration statement of which this prospectus forms a part is declared effective, the selling stockholders may be reselling up to 52.9% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Resale restrictions for British Columbia residents may limit the ability of such residents to resell their shares in the U.S., which will affect the price at which their shares may be sold.

Selling stockholders that are residents of British Columbia have to rely on an exemption from prospectus and registration requirements of British Columbia securities laws to sell their shares that are being registered for resale by this prospectus. Such selling stockholders have to comply with the British Columbia Securities Commission's B.C. Instrument 72-502 "Trade in Securities of U.S. Registered Issuers" to resell their shares. B.C. Instrument 72-502 requires, among other conditions, that British Columbia residents hold the shares for a period of twelve months and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer. However, if we become a reporting issuer in British Columbia, then our British Columbia stockholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares. These restrictions will limit the ability of the British Columbia residents to resell the securities in the United States and, therefore, may materially affect the market value of your shares. If we decide to become a reporting issuer in British Columbia, then it is estimated that becoming such will take approximately three months from our decision to do so subject, at all times, to the prior approval of the British Columbia Securities Commission. At present we do not intend to become a reporting issuer in British Columbia.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and FINRA's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our common stock will be subject to the "Penny Stock" Rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

We currently plan to have our common stock quoted on FINRA's OTC Bulletin Board, which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities will be subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules", investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

In addition to the "penny stock" rules promulgated by the SEC, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of valuable minerals, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially from any forward-looking statement. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled "Selling Stockholders" and "Plan of Distribution". We will, however, incur all costs associated with this prospectus and the registration statement of which this prospectus forms a part.

DETERMINATION OF OFFERING PRICE

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Accordingly, we have fixed the benchmark offering price by reference to our most recent offering of our shares, which was effected at $0.02 per share. The selling stockholders will sell their common stock at the price of $0.02 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 3,700,000 shares of common stock covered by this prospectus, consisting of shares issued in the private placement transaction we completed on October 2, 2007 at a price of $0.02 per share. We completed the offering of the shares in an offshore transaction pursuant to Rule 903 of Regulation S under the Securities Act.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

  the number of shares owned by each selling stockholder prior to this offering;

  the total number of shares that are to be offered by each selling stockholder;

  the total number of shares that will be owned by each selling stockholder upon completion of the offering; and

  the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to "Total shares to be owned upon completion of this offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than any relationships described below, none of the selling stockholders had or have any material relationship with us. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.
Name of Selling Shareholder	Shares owned prior to this offering(1)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(2)
Private Placement completed on October 2, 2007 at a price of $0.02 per share
Abbas, Shuhabudin	100,000	100,000	-0-	-0-
Aveling, Courtney	100,000	100,000	-0-	-0-
Bissonnette, Mike	100,000	100,000	-0-	-0-
Burrowes, Jennifer	100,000	100,000	-0-	-0-
Cervantes, Bianca	100,000	100,000	-0-	-0-

Name of Selling Shareholder	Shares owned prior to this offering(1)	Total number of shares to be offered for selling shareholders account	Total shares to be owned upon completion of this offering	Percent owned upon completion of this offering(2)
Caetano, Erin	100,000	100,000	-0-	-0-
Delorme, David	100,000	100,000	-0-	-0-
Dragelt, Ivan	100,000	100,000	-0-	-0-
Escuer, Chris	100,000	100,000	-0-	-0-
Falconer, Richard	100,000	100,000	-0-	-0-
Grabowski, Michael	100,000	100,000	-0-	-0-
Hawthorne, Carol	100,000	100,000	-0-	-0-
Heft, Melissa	100,000	100,000	-0-	-0-
Jordan, Chris	100,000	100,000	-0-	-0-
Joseph, Jason	100,000	100,000	-0-	-0-
Kalambay, Melanie Muadi	100,000	100,000	-0-	-0-
Loehle, Robbie	100,000	100,000	-0-	-0-
Loewen, Jaden	100,000	100,000	-0-	-0-
MacDonald, Ryan	100,000	100,000	-0-	-0-
McDonald, Lauren	100,000	100,000	-0-	-0-
Moody, Steven	100,000	100,000	-0-	-0-
Morales, Diego	100,000	100,000	-0-	-0-
Mun, Elmo	100,000	100,000	-0-	-0-
Orahim, Reta	100,000	100,000	-0-	-0-
Pingol, Johnathan	100,000	100,000	-0-	-0-
Pham, Huan	100,000	100,000	-0-	-0-
Shehu, Dritan	100,000	100,000	-0-	-0-
Sinnott, Michael	100,000	100,000	-0-	-0-
Skelly, Chris	100,000	100,000	-0-	-0-
Sweet, Brielle	100,000	100,000	-0-	-0-
Tatum, Marlon	100,000	100,000	-0-	-0-
Tennant, Stephanie	100,000	100,000	-0-	-0-
Tudor, Andrei	100,000	100,000	-0-	-0-
Webb, Wesley	100,000	100,000	-0-	-0-
Wiebe, Steve	100,000	100,000	-0-	-0-
Woo, Kevin	100,000	100,000	-0-	-0-
Zandiyeh, Yash	100,000	100,000	-0-	-0-
Total:	3,700,000	3,700,000	-0-	-0-

(1)     Beneficial ownership calculation under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)     Based on 7,000,001 shares of our common stock issued and outstanding as of the date of this prospectus.

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling stockholder or as to the number of common shares that will be held by a selling stockholder upon the termination of such offering.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The selling stockholders will sell their shares at an offering price of $0.02 per share until our shares are quoted on the OTC Bulletin Board or are listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling stockholders to the public may be:

  the market price prevailing at the time of sale;

  a price related to such prevailing market price; or

  such other price as the selling stockholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

  ordinary brokerage transactions in which the broker solicits purchasers;

  through options, swaps or derivative;

  privately negotiated transactions; or

  in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to commissions or receive from commissions the purchasers of shares as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to the registration statement of which this prospectus forms a part, disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Sales by Residents of British Columbia

Selling stockholders that are residents of British Columbia have to rely on an exemption from prospectus and registration requirements of British Columbia securities laws to sell their shares which are being registered for resale by this prospectus. Such selling stockholders have to comply with the British Columbia Securities Commission's B.C. Instrument 72-502 "Trade in Securities of U.S. Registered Issuers" to resell their shares. B.C. Instrument 72-502 requires, among other conditions, that British Columbia residents hold the shares for a period of twelve months and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer. However, if we become a reporting issuer in British Columbia, then our British Columbia stockholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares. At present we do not intend to become a reporting issuer in British Columbia and, accordingly, British Columbia resident stockholders who wish to make a public sale of shares through the OTC Bulletin Board or on any market or securities exchange in the United States will be limited to the resale limitations set forth in B.C. Instrument 72-502.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be approximately $44,500 including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

DESCRIPTION OF SECURITIES to be registered

General

Our authorized capital stock consists of an aggregate of 200,000,000 shares of common stock, with a par value of $0.001 per share. As of the date of this prospectus, there were 7,000,001 shares of our common stock issued and outstanding held by 41 shareholders of record.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a stockholder vote, except that at all elections of directors, each stockholder shall be entitled to as many votes as shall be equal to the number of such stockholder's shares of capital stock entitled to vote, multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may cast such votes among several directors. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for holding all meetings of stockholders, except as otherwise provided by applicable law or by the Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from available funds. The payment of dividends is at the discretion of our Board of Directors. We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no sinking fund or redemption provisions applicable to our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in us, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Diane Dalmy, Esq., independent legal counsel, has provided an opinion on the validity of the share of our common stock that are the subject of this prospectus.

The audited consolidated financial statements included in this prospectus have been audited by DeJoya Griffith & Company, LLC, Certified Public Accountants, which is an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus. These financial statements are included in reliance upon the authority of said firm as an expert in auditing and accounting.

The geological report for the property underlying our mineral claims was prepared by Glen Dickson, B.Sc., P. Geol., and information from such report is included in this prospectus in reliance upon such report given upon the authority of Mr. Dickson as a professional geologist.

DESCRIPTION OF BUSINESS AND PROPERTIES

Incorporation and Organizational Activities

We were incorporated on February 7, 2007 under the laws of the State of Nevada. On the date of our incorporation, we appointed Bernard Perez as our sole officer and director. On October 15, 2007, Mr. Munslow, Mr. Ward and Mr. Lopez were appointed as directors.

We were extraprovincially registered under the laws of the Province of British Columbia, Canada, on March 9, 2007.

Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. On April 19, 2007, we purchased a 100% undivided interest in six contiguous mineral claims, known as the Kammatika claims, located in the Nanaimo Mining District on Vancouver Island, British Columbia. Five of these claims are in good standing until October 31, 2008, and the sixth claim is in good standing until August 8, 2008.

We have obtained a geological report on the property underlying our mineral claims that has recommended a three-phase exploration program with estimated costs of CDN$20,500 for phase one (approximately $20,776 based on the foreign exchange rate on March 14, 2008 of $1.00: CDN$0.9867), CDN$30,000 for phase two (approximately $30,404), and CDN$150,000 to CDN$300,000 for phase three (approximately $152,022 to $304,044). Given the other expenditures that we expect to incur within the next twelve months, we may not have sufficient funds to enable us to complete phase one of the recommended work program. In addition, we will require additional financing in order to complete phase two and three of the recommended work program and any further exploration of the property to determine whether sufficient mineralized material, if any, exists to justify eventual mining and production.

The property underlying our mineral claims does not contain any known mineral deposits or reserves of minerals. Accordingly, exploration of the property is required before any determination as to whether any commercially viable mineral deposit may exist. Our plan of operations is to carry out preliminary exploration work on the property in order to ascertain whether advanced exploration is warranted to determine whether the property possesses commercially exploitable mineral deposits. We will not be able to determine whether or not the property contains a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability.

Exploration Stage Company

We are considered an exploration or exploratory stage company because we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. There is no assurance that a commercially viable mineral deposit exists on the property underlying our mineral claims, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the property underlying our mineral claims, and there is no assurance that we will discover one.

Our Acquisition of the Claims

On April 19, 2007, we purchased a 100% undivided interest in six contiguous mineral claims located in the Nanaimo Mining District on Vancouver Island, British Columbia from David A. Zamida for total consideration of CDN$5,000 (approximately $4,464 based on the foreign exchange rate on April 26, 2007, the date we made payment, of $1.00: CDN$1.1191). On April 26, 2007, we entered into a Net Smelter Returns Royalty Agreement with Mr. Zamida whereby Mr. Zamida is entitled to 2% of net smelter royalty returns from the property underlying such claims. Pursuant to the terms of this Net Smelter Royalty Returns Agreement, we have the right, at any time on or prior to April 19, 2017, to purchase 50% of the net smelter returns royalty (such that Mr. Zamida would be entitled to 1% of net smelter royalty returns) for consideration of a payment of CDN$2,000,000 (approximately $2,026,959 based on the foreign exchange rate on March 14, 2008 of $1.00: CDN$0.9867) from us to Mr. Zamida.

Property Underlying our Claims

We obtained a geological report on the property underlying our mineral claims, dated August 2007, which was prepared by Glen Dickson, B.Sc., P. Geol. Mr. Dickson did not visit the site. As such, the report was prepared based on available exploration history of the area.

The following description of the property underlying our mineral claims, its history and geology is based on the contents of Mr. Dickson's report.

Property Location and Access

The property underlying our mineral claims is located approximately 15 kilometres southeast of Port Alberni, British Columbia, in the Nanaimo Mining District of Vancouver Island, and is centered at 49" 12' north and 124" 35.2' west. Access to the property is via Provincial Highway 4 then a series of logging roads providing good access to much of the property.

The property consists of six contiguous claims listed in the table below:

Property Description

Tenure Number	Area (in hectares)	Expiry Date
564295	21.12	August 8, 2008
569017	337.88	October 31, 2008
569018	84.45	October 31, 2008
569019	337.86	October 31, 2008
569020	189.99	October 31, 2008
569021	63.33	October 31, 2008
Total area:	1,034.63	--

The following map shows the general location of the property within the Province of British Columbia, and also shows the location of the specific mineral claim blocks, identified in the map below by the tenure numbers listed in the table above:

Internet Mapping Framework

511101
511099
92F.027
92F.028
532916
511102
569020
569021
557626
570905
511039
511047
511096
569018
568892
569019
511098
573754
569017
577222
511042
564295
511064
504390
571475
565068
578153
92F.017
571462
511107
565071
92F.018
570585
570587
561215
571458
571472
571484
571469
571470
571501
570436
570586
571476
571460
570429
561162
570431
571461
571464
509227
570437
415996
405727
570433
571477
571467
571593
405726
571474
571480
571463
0
1250
2500 m.
Map center: 49° 10' 19" N, 124° 35' 43" W

Fort St. John
Terrace
Quesnel
Williams Lake
Revelstoke
Vernon
Trail
Victoria

Legend

- Indian Reserves
- National Parks
- Parks
- Mineral Titles Grid (LRDW)
- Mineral Tenures (Mineral - LRDW)
  - Mineral Claim
  - Mineral Lease
- Reserves (Mineral - LRDW Sites)
  - Placer Claim Designation
  - Placer Lease Designation
  - No Staking Reserve
  - Conditional Reserve
  - Release Required Reserve
  - Surface Restriction
  - Recreation Area
  - Others
- Mining Division (MTO)
- Survey Parcels
- BCGS Grid
- Contours (1:250K)
  - Contour - Index
  - Contour - Intermediate
  - Area of Exclusion
  - Area of Indefinite Contours
- Transportation - Points (TRIM)
  - Helipad
- Transportation - Lines (TRIM)
  - Airfield
  - Airport
  - Airstrip
  - Airport Abandoned
  - Ferry Route

Scale: 1:71,559

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

History and Prior Exploration

Geological Survey of Canada paper 68-50, "Geology and Mineral Deposits of Alberni Map-Area" covers the property. Sporadic exploration has occurred in several areas mainly to fulfill assessment requirements; little if any exploration has taken place since the late 1980s.

In 1985, prospectors collected rock chip samples and heavy mineral concentrate samples from a small portion of the property underlying one of our claims. No significant values were reported. In the same area, additional rock sampling and soil geochemical surveys were completed in 1987. Although the area that was covered was much more extensive than the initial sampling, and included 101 rock samples and 201 soils, no significant metal values were returned.

In 1987, a total of 373 soil samples were collected from two grid areas partially located on the property underlying another one of our mineral claims. Again, no significant values were returned from this sampling.

In 1989, thirteen heavy mineral concentrates and 17 rock samples were collected on the property underlying one of our mineral claims, primarily to fulfill assessment requirements. Weakly anomalous gold values were reported from heavy mineral concentrate and rock chips.

Present Condition and Current State of Exploration

The property underlying our mineral claims does not have any know mineral deposits. There are no known ore bodies on the property. There are no known drill holes on the property.

Geology

The claims are underlain by the Sicker Group of rocks which are subdivided into the Nitinat Formation, Myra Formation, Sediment-Sill Unit and the Buttle Lake Formation.

The most significant formation on the property is the Myra Formation that is host to Myra, Lynx, Price and H-W volcanogenic massive sulphide deposits located along the structural trend of the Myra Formation. The Formation consists of volcanidastic rocks dominantly rhyodacitic or rhyolitic tuft, lapilli tuff, breccia, and some quartz porphyry and minor mafic flows and argillite.

Our Planned Exploration Program

In this report, Mr. Dickson has recommended a three-phase exploration program, as outlined below.

Phase One - Initial Evaluation

Mr. Dickson advised that the property is underlain by favourable stratigraphy to host volcanogenic massive sulphide (VMS) deposits, but that the area has seen little in the way of recent exploration. Mr. Dickson advised that it is highly unlikely that mineralization will be located exposed at surface, and has recommended that our exploration strategy should be to evaluate the property for buried or "blind" VMS ore bodies. The initial program should be to prospect the property locating all outcrop exposures and signs of unreported previous work and record the results by global positioning system (GPS) coordinates. This can be completed along existing logging roads. Any new logging roads can be particularly attractive for new exposures of bedrock and boulders. After all outcrops have been accurately located, a geologist can rapidly produce a detailed geological map of the property delineating the favourable stratigraphy. Rock chip samples should be carefully collected from all exposure of the Myra Formation and whole rock lithogeochemical analyses preformed. VMS deposits are generally associated with large zones of hydrothermal alteration, including potassium enrichment and sodium depletion. Barium and other rare earth elements can also be used as pathfinders to locate favourable horizons. Although minor gold anomalies have been reported on the property, the best potential is VMS.

Phase Two - Airborne Electromagnetic Survey

Technology in airborne electromagnetic time domain systems has improved considerably during the last 20 years and is now able to penetrate areas of thick overburden or locate blind ore deposits by detecting conductive bodies or horizons up to 400 metres below surface. Although the property underlying our mineral claims is a relatively small land area, Mr. Dickson has advised that an airborne electromagnetic survey is a powerful tool that merits serious consideration. Superimposing the airborne results on detailed geological mapping may define drill targets, particularly if any conductivity is associated with altered volcanic rocks.

Phase Three - Diamond Drilling

Entirely predicated on defining the extent of the Myra Formation and the results of an airborne survey, a follow-up program of diamond drilling may be warranted.

Estimated Budget

Phase One

Phase one can be conducted by two technicians locating the outcrops and one geologist, and would require two weeks in the field to complete. The estimated budget of phase one is set forth in the following table:

Phase One Estimated Budget

2 Technicians	CDN$250 per day	(24 man-days)	CDN$6,000
1 Geologist	CDN$450 per day	(7 man-days)	CDN$3,150
Transportation, room and board		(CDN$150/man-day)	CDN$4,650
Whole rock analyses CDN$53/ sample		(100 samples)	CDN$5,300
Miscellaneous field equipment			CDN$500
Report Writing 2 days			CDN$900
		Total	CDN$20,500

The total estimated cost of CDN$20,500 for phase one is equal to approximately $20,776 based on the foreign exchange rate on March 14, 2008 of $1.00: CDN$0.9867). Given the other expenditures that we expect to incur within the next twelve months, we may not have sufficient funds to enable us to complete phase one of the recommended work program.

Phase Two

Phase two is predicated on the availability of the equipment required. Generally airborne surveys that cover smaller land packages are expensed per line kilometre because of the mobilization and demobilization. However, this land package is easily assessed and the cost of an airborne survey should not be prohibitive. The estimated budget of phase two is set forth in the following table:

Phase Two Estimated Budget

120 line-kilometres at CDN$250 per kilometre	CDN$30,000

The estimated cost of CDN$30,000 for phase two is equal to approximately $30,404 based on the foreign exchange rate on March 14, 2008 of $1.00: CDN$0.9867). We will require additional financing to complete this phase of our recommended work program.

Phase Three

A general rule is that an all-up cost per metre for a drill program is approximately CDN$150 to CDN$200 depending on the size of the program. An initial program would be in the 1000 to 1500 metre range and therefore should be budgeted at CDN$150,000 to CDN$300,000 (approximately $152,022 to $304,044 based on the foreign exchange rate on March 14, 2008 of $1.00: CDN$0.9867). We will require additional financing to complete this phase of our recommended work program.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act R.S.B.C. 1996 Chapter 292, as amended, and administered by the Mineral Titles Branch of the Ministry of Energy and Mines, and the Mines Act, RSBC 1996 Chapter 293, as amended, as well as the Health, Safety and Reclamation Code, 2003, as amended.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals, designed as production tenures. The Mineral Tenure Act does not apply to minerals held by crown grant or by freehold tenure.

All mineral exploration activities carried out on the property underlying our mineral claims must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine, and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs and site supervision.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

British Columbia's Mineral Tenure Act requires that a holder of title to mineral claims must spend at least CDN$0.40 per hectare per year (in the form of expenditures or payment of a fee in lieu thereof) in order to keep claims in good standing. Our mineral claims cover a total area of approximately 1,034.63 hectares. Thus, the annual cost of compliance with the Mineral Tenure Act with respect to our mineral claims is currently approximately CDN$414 per year (approximately $420 based on the foreign exchange rate on March 14, 2008 of $1.00: CDN$0.9867). Five of the six claims that are the subject of our mineral claims are in good standing with the Province of British Columbia until October 31, 2008, and our sixth mineral claim is in good standing until August 8, 2008. As such, exploration work with a minimum value of approximately CDN$414 (or payment of a fee in lieu thereof) is required before October 31 of each year (and a portion of such amount with respect to our one claim that is in good standing until August 8, 2008 is due before August 8 of each year) in order to maintain the claims in good standing for an additional year.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application under the Mines Act for a permit, if we anticipate disturbing land. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the property underlying our mineral claims are not expected to involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

  water discharge will have to meet drinking water standards;

  dust generation will have to be minimal or otherwise remediated;

  dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

  an assessment of all material to be left on the surface will need to be environmentally benign;

  water will have to be monitored for any potential contaminants;

  the socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

  there will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Competition

We are a junior mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could have an adverse impact on our ability to achieve the financing necessary for us to conduct exploration of the property underlying our mineral claims.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus we have no significant employees other than Bernard Perez, our sole officer. We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the property underlying our mineral claims in order to carry out our plan of operations.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not presently listed for trading on any securities exchange or market. We intend to apply to list our shares of common stock for trading on the OTC Bulletin Board at the time the registration statement of which this prospectus forms a part becomes effective.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

144 Shares

The SEC has recently enacted changes to Rule 144, which took effect on February 15, 2008. In general, under revised Rule 144, the following guidelines will apply:
	Affiliate or person selling on behalf of an affiliate	Non-affiliate (and has not been an affiliate during the prior three months)
Restricted Securities of Reporting Issuers

During six-month holding period--no resales under Rule 144 permitted

After six-month holding period--may resell in accordance with all Rule 144 requirements, including current public information, volume limitations, manner of sale requirements for equity securities, and filing of Form 144

During six-month holding period--no resales under Rule 144 permitted

After six-month holding period but before one year--unlimited public resales under Rule 144 except that the current public information requirement still applies

After one year holding period--unlimited public resales under Rule 144, need not comply with any other Rule 144 requirements

Restricted Securities of Non-Reporting Issuers

During one-year holding period--no resales under Rule 144 permitted

After one-year holding period--may resell in accordance with all Rule 144 requirements, including current public information, volume limitations, manner of sale requirements for equity securities, and filing of Form 144

During one-year holding period--no resales under Rule 144 permitted After one year holding period--unlimited public resales under Rule 144, need not comply with any other Rule 144 requirements

Unless and until the registration statement of which this prospectus forms a part is declared effective by the SEC and we subsequently file a registration statement on Form 8-A to register our common stock (which we intend to do upon receipt of notification of effectiveness of the registration statement of which this prospectus forms a part), we will be considered a "non-reporting" issuer such that the guidelines set forth in the bottom row of the chart above will be applicable. Once the registration statement of which this prospectus forms a part is declared effective and we file a registration statement on Form 8-A to register our common stock, we will be considered a "reporting company" such that the guidelines in the first row of the chart above will be applicable.

As of the date of this prospectus, to the best of our knowledge and belief, the only "affiliates" of us (as such term is defined in Rule 144, are our officers and directors. As disclosed in this prospectus under the heading "Security Ownership of Certain Beneficial Owners and Management", our officers and directors are the beneficial owners of an aggregate of 3,300,001 shares of common stock, representing 47.1% of our currently issued and outstanding common stock. Mr. Perez, our sole officer and one of our directors, acquired one (1) share upon our incorporation in February 2007 and 3,000,000 shares as of October 1, 2007. Mr. Lopez, Mr. Munslow and Mr. Ward, our remaining directors, each acquired 100,000 shares as of October 2, 2007. As affiliates, our officers and directors may sell such shares upon satisfaction of the relevant holding period for affiliates indicated above; provided that they comply will all other Rule 144 requirements.

As of the date of this prospectus, "non-affiliates" of our company hold all of our securities not held by affiliates. As of the date of this prospectus, all of our "non-affiliates" are those individuals listed as selling shareholders in this prospectus. They acquired their shares as of October 2, 20007. Such non-affiliates may sell such shares upon satisfaction of the relevant holding period for non-affiliates indicated above, provided that they comply with any other applicable Rule 144 requirements as indicated above.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other person.

Holders of Our Common Stock

As of the date of this prospectus we had 41 registered holders of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

There are no restrictions in our Articles or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  we would not be able to pay our debts as they become due in the usual course of business; or

  our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Equity Compensation Plans

As of the date of this prospectus, we do not have any equity compensation plans in place.

FINANCIAL STATEMENTS

This prospectus includes:

  our interim financial statements for the three month period ended December 31, 2007 and from our inception (February 7, 2007) to December 31, 2007, together with the notes thereto; and

  our audited financial statements from our inception (February 7, 2007) to September 30, 2007, together with the notes thereto.

These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Tidewater Resources Inc.
(An Exploration Stage Company)

Financial Statements
(Expressed in U.S. Dollars)
December 31, 2007

Tidewater Resources Inc.
(An Exploration Stage Company)
Balance Sheets
(Expressed in U.S. Dollars)

	As of December 31, 2007	As of September 30, 2007
	(Unaudited)	(Audited)
Assets

Current
Cash and cash equivalents	$ 59,385	$ 67,448

Total current assets	59,385	67,448

Other assets
Mineral claims (Note 4)	4,464	4,464

Total assets	$ 63,849	$ 71,912

Liabilities and Stockholders' Equity

Current
Accounts payable and accrued liabilities (Note 5)	$ 6,012	$ 1,034

Total current liabilities	6,012	1,034

Total liabilities	6,012	1,034

Stockholders' equity
Common stock: (Note 7) $0.001 par value; authorized 200,000,000 shares; issued and outstanding: 7,000,001 and 1, respectively	7,000	--
Additional paid in capital	94,835	13,600
Stock payable	--	83,135
Deficit accumulated during exploration stage	(44,030)	(25,981)
	57,805	70,754
Other comprehensive loss:
Foreign currency translation	32	124

Total stockholders' equity	57,837	70,878

Total liabilities and stockholders' equity	$ 63,849	$ 71,912

The accompanying notes are an integral part of the financial statements.

Tidewater Resources Inc.
(An Exploration Stage Company)
Statements of Operations
(Expressed in U.S. Dollars)

	3 months ended December 31, 2007	From inception (February 7, 2007) to December 31, 2007
	(Unaudited)	(Unaudited)

Revenues	$ --	$ --

Expenses
General and administrative	1,052	4,352
Legal and accounting	11,897	20,978
Related party - management fees (Note 6)	3,600	13,200
Related party - rent expense (Note 6)	1,500	5,500

Net loss	$ (18,049)	$ (44,030)

Other comprehensive expense
Foreign currency translation adjustment	(92)	32

Comprehensive loss	$ (18,141)	$ (43,998)

Basic loss per common share	$ (.003)

Weighted average number of common shares used in per share calculations	7,000,001

The accompanying notes are an integral part of the financial statements.

Tidewater Resources Inc.
(An Exploration Stage Company)
Statement of Stockholders' Equity
(Expressed in U.S. Dollars) (Unaudited)
	Common Stock	Common Stock Amount	Additional Paid-in- Capital	Stock payable	Deficit accumulated during Development Stage	Foreign Currency Translation	Stockholders' Equity
Common Stock issued for cash
$.001 par value	1	$ --	$ --	$ 3,000	$ --	$ --	$ 3,000
Contributed capital by related
parties	--	--	13,600	--	--	--	13,734
Common Stock issued for cash
$.02 par value	--	--	--	80,135	--	--	80,000
Net loss	--	--	--	--	(25,981)	--	(25,981)

Foreign currency translation adjustment	--	--	--	--	--	124	124
Balance September 30, 2007	1	--	13,600	83,135	(25,981)	124	70,878

Issuance of common stock	7,000,000	7,000	76,135	(83,135)	--	--	--
Contributed capital by related
parties	--	--	5,100	--	--	--	5,100

Net loss	--	--	--	--	(18,049)	--	(18,049)

Foreign currency translation adjustment	--	--	--	--	--	(92)	(92)
Balance September 30, 2007	7,000,001	$ 7,000	$ 94,835	$ --	$ (44,030)	$ 32	$ 57,837

The accompanying notes are an integral part of the financial statements.

Tidewater Resources Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. Dollars)
	3 months ended December 31, 2007 (Unaudited)	From inception (February 7, 2007) to December 31, 2007 (Unaudited)

Cash flows from operating activities:
Net loss	$ (18,049)	$ (44,030)
Adjustments to reconcile net loss to net cash used by operating activities:
Contributed capital by related parties	5,100	18,700
Changes in operating assets and liabilities:
Increase in accounts payable and accrued liabilities (Note 5)	4,978	6,012

Net cash used in operating activities	(7,971)	(19,318)

Cash flows from investing activities:
Purchase of mineral claims (Note 4)	--	(4,464)

Net cash used in investing activities	--	(4,464)

Cash flows from financing activities:
Proceeds from common stock issuance	--	83,135
Net cash provided by financing activities	--	83,135

Effect of foreign currency translation	(92)	32

Increase (decrease) in cash and cash equivalents	(8,063)	59,385

Cash and cash equivalents, beginning of period	67,448	--

Cash and cash equivalents, end of period	$ 59,385	$ 59,385

Supplemented schedule of non-cash investing
and financing activities:
Issuance of common stock for common stock payable	$ 83,135	$ 83,135

The accompanying notes are an integral part of the financial statements.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements
(Unaudited)

NOTE 1: Business and history

Tidewater Resources Inc. (the "Company") was incorporated under the laws of the State of Nevada on February 7, 2007 and is in the exploration stage.

The Company has acquired a mineral property located in the Province of British Columbia, Canada and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of property expenditures will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and upon future profitable production or proceeds for the sale thereof.

NOTE 2: Summary of significant accounting policies

The following is a summary of significant accounting policies used in the preparation of these financial statements.

a.       Basis of presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to development stage enterprises and are expressed in U.S. dollars. The Company's fiscal year end is September 30. The Company is An Exploration Stage Company, as defined in SEC guide 7 - "Description of Property by issuers engaged or to be engaged in significant mining operations." The Company is devoting all of its present efforts to securing and establishing a new business and its planned principal operations have not commenced. Accordingly, no revenue has been derived during the organization period.

b.        Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

c.        Mineral property costs

The Company has been in the exploration stage since its formation February 7, 2007 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisitions and exploration costs are charged to operations as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, according to the usual industry standards for the stage of exploration of such properties, these procedures do not guarantee the Company's title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements
(Unaudited)

NOTE 2: Summary of significant accounting policies - (continued)

d.        Environmental expenditures

The operations of the Company have been, and may in the future, be affected from time to time, in varying degrees, by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

e.        Foreign currency translation

The Company's functional currency is in Canadian dollars and reporting currency is in U.S. dollars. The financial statements of the Company are translated to U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

f.        Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from these estimates.

g.        Concentration of credit risk

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed applicable government insurance limits. The Company's management also routinely assesses the financial strength and credit worthiness of any parties to which it extends funds and as such, it believes that any associated credit risk exposures are limited.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements
(Unaudited)

NOTE 2: Summary of significant accounting policies - (continued)

h.        Risks and uncertainties

The Company operates in the resource exploration industry that is subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating a resource exploration business, including the potential risk of business failure.

i.        Financial instruments

The Company's financial instruments consist of cash, accounts payable and accrued liabilities and advances due to related parties. The carrying value of the financial instruments is approximate fair value due to their short term to maturity. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

j.        Income taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

k.        Basic and diluted loss per share

The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

l.        Comprehensive income

The Company follows Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements
(Unaudited)

NOTE 3: Recent accounting pronouncements

In July 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the recognition threshold and measurement of a tax position taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. We are currently evaluating the requirements of FIN 48 and the impact this interpretation may have on our financial statements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" (FAS 159). FAS  159  permits  companies to choose to measure  many financial instruments and certain other items  at  fair  value that are not currently required to be measured at fair value and establishes presentation  and disclosure requirements designed to facilitate comparisons between companies  that  choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective as of the beginning of our 2009 fiscal year. We are currently evaluating the impact that FAS 159 will have on our financial statements. We do not expect the adoption of SFAS 159 to have material impact on the Company's financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 which applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. The statement is effective for annual periods beginning after December 15, 2008.

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

NOTE 4: Mineral property

Pursuant to a mineral property staking and Net Smelter Returns Royalty agreement (the "Agreement") dated April 19, 2007, the Company has acquired a 100% undivided right, title and interest in a gold/silver/copper mineral claim unit of the Kammatika Claims (the "Claims"), located in the province of British Columbia, Canada, subject to a 2% net smelter royalty return interest payable to the seller, for a cash payment of $5,000. In accordance with SFAS 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies", costs incurred to purchase or acquire a property (whether proved or unproved reserves) shall be capitalized when incurred. This includes acquisitions costs associated with mineral claims.

NOTE 5: Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are non-interest bearing, unsecured and have settlement dates within one year.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements
(Unaudited)

NOTE 6: Related party transactions

For the three month period ended December 31, 2007, officers and/or directors of the Company made contributions to capital for management fees of $3,600 (December 31, 2006 $Nil - cumulative $13,200) and rent of $1,500, (December 31, 2006 $Nil - cumulative $5,500) respectively (See Note 7 for related party equity transactions).

NOTE 7: Common stock

a.        Authorized - The total authorized capital is 200,000,000 common shares with a par value of $0.001.

b.        Issued and outstanding - The total issued and outstanding common stock is 7,000,001.

Upon incorporation on February 7, 2007, the Company issued one (1) share of common stock to its founding officer and director for nominal consideration.

On March 13, 2007, the Company received $3,000 from an officer / director for 3,000,000 shares of common stock. As of October 2007 the Company has issued these shares and accordingly has reflected $3,000 as common stock.

Between March 22 and April 26, 2007, the Company received $80,134 for 4,000,000 shares of common stock. As of October 2007 the Company has issued these shares and accordingly has reflected $4,000 as common stock and $76,134 as additional paid in capital.

From inception (February 7, 2007) to December 31, 2007, officers and/or directors of the Company made contributions to capital for management fees and rent (Note 6).

Tidewater Resources Inc.
(An Exploration Stage Company)

Financial Statements
(Expressed in U.S. Dollars)
September 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Tidewater Resources Inc.
Coquitlam, British Columbia

We have audited the accompanying balance sheet of Tidewater Resources Inc. (A Development Stage Company) as of September 30, 2007 and the related statements of operations, stockholders' equity and cash flows from inception (February 7, 2007) to September 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tidewater Resources Inc. (A Development Stage Company) as of September 30, 2007 and the results of its operations and cash flows from inception (February 7, 2007) to September 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ De Joya Griffith & Company, LLC
Henderson, Nevada

January 2, 2008

Tidewater Resources Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in U.S. Dollars)

As of September 30,
2007
Assets

Current
Cash and cash equivalents	$ 67,448

Total current assets	67,448

Other Assets
Mineral claims (Note 4)	4,464

Total assets	$ 71,912

Liabilities and Stockholders' Equity

Current
Accounts payable and accrued liabilities (Note 5)	$ 1,034

Total current liabilities	1,034

Total liabilities	1,034

Stockholders' equity
Common stock: (Note 7) $0.001 par value; authorized 200,000,000 shares; issued and outstanding: one	--
Additional paid in capital	13,600
Stock payable	83,135
Deficit accumulated during exploration stage	(25,981)
70,754
Other comprehensive loss:
Foreign currency translation	124
Total stockholders' equity	70,878

Total liabilities and stockholders' equity	$ 71,912

The accompanying notes are an integral part of the financial statements

Tidewater Resources Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in U.S. Dollars)
From inception (February 7, 2007) to September 30, 2007

Revenues	$ --

Expenses
General and administrative	3,300
Legal and accounting	9,081
Related party - management fees (Note 6)	9,600
Related party - rent expense (Note 6)	4,000
25,981

Net loss	$ (25,981)

Other comprehensive expense
Foreign currency translation	124

Comprehensive loss	$ (25,857)

Basic loss per common share	$ --

Weighted average number of common shares used in per share calculations	1

The accompanying notes are an integral part of the financial statements

Tidewater Resources Inc.
(An Exploration Stage Company)
Statement of Stockholders' Equity
(Expressed in U.S. Dollars)
	Number of Common shares issued	Common Stock	Additional paid-in capital	Stock payable	Deficit accumulated during exploration stage	Other Comprehensive loss	Total stockholders' equity
Balance at February 7, 2007 (inception)	1	$ --	$ --	$ --	$ --	$ --	$ --

Common stock payable ($0.001 per share)	--	--	--	3,000	--	--	3,000

Common stock payable ($0.02 per share)	--	--	--	80,135	--	--	80,135

Contributed capital by related parties - expense (note 6)	--	--	13,600	--	--	--	13,600
Net loss	--	--	--	--	(25,981)	--	(25,981)

Foreign currency translation	--	--	--	--	--	124	124

Balance at September 30, 2007	1	$ --	$ 13,600	$ 83,135	$ (25,981)	$ 124	$ 70,878

The accompanying notes are an integral part of the financial statements

Tidewater Resources Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. Dollars)
From inception (February 7, 2007) to September 30, 2007

Cash flows from operating activities:
Net loss	$ (25,981)
Adjustments to reconcile net loss to net cash used by operating activities:
Contributed capital by related parties	13,600
Changes in operating assets and liabilities:
Increase in accounts payable and accrued liabilities (Note 5)	1,034

Net cash used in operating activities	(11,347)

Cash flows from investing activities:
Purchase of mineral claims (Note 4)	(4,464)

Net cash used in investing activities	(4,464)

Cash flows from financing activities:
Common stock payable	83,135
Net cash provided by financing activities	83,135

Effect of foreign currency translation	124

Increase in cash and cash equivalents	67,448

Cash and cash equivalents, beginning of period	--

Cash and cash equivalents, end of period	$ 67,448

The accompanying notes are an integral part of the financial statements

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements

NOTE 1: Business and history

Tidewater Resources Inc. (the "Company") was incorporated under the laws of the State of Nevada on February 7, 2007 and is in the exploration stage.

The Company has acquired a mineral property located in the Province of British Columbia, Canada and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of property expenditures will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying property, the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreement and upon future profitable production or proceeds for the sale thereof.

NOTE 2: Summary of significant accounting policies

The following is a summary of significant accounting policies used in the preparation of these financial statements.

a.        Basis of presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to exploration stage enterprises and are expressed in U.S. dollars. The Company's fiscal year end is September 30. The Company is An Exploration Stage Company, as defined in SEC guide 7 - "Description of Property by issuers engaged or to be engaged in significant mining operations." The Company is devoting all of its present efforts to securing and establishing a new business and its planned principal operations have not commenced. Accordingly, no revenue has been derived during the organization period.

b.         Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

c,         Mineral property costs

The Company has been in the exploration stage since its formation February 7, 2007 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisitions and exploration costs are charged to operations as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, according to the usual industry standards for the stage of exploration of such properties, these procedures do not guarantee the Company's title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements

NOTE 2: Summary of significant accounting policies - (continued)

d.         Environmental expenditures

The operations of the Company have been, and may in the future, be affected from time to time, in varying degrees, by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company's policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

e.         Foreign currency translation

The Company's functional currency is in Canadian dollars and reporting currency is in U.S. dollars. The financial statements of the Company are translated to U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

f.         Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from these estimates.

g.         Concentration of credit risk

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed applicable government insurance limits. The Company's management also routinely assesses the financial strength and credit worthiness of any parties to which it extends funds and as such, it believes that any associated credit risk exposures are limited.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements

NOTE 2: Summary of significant accounting policies - (continued)

h.         Risks and uncertainties

The Company operates in the resource exploration industry that is subject to significant risks and uncertainties, including financial, operational, technological, and other risks associated with operating a resource exploration business, including the potential risk of business failure.

i.         Financial instruments

The Company's financial instruments consist of cash, accounts payable and accrued liabilities and advances due to related parties. The carrying value of the financial instruments is approximate fair value due to their short term to maturity. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

j.         Income taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS No. 109, "Accounting for Income Taxes", which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

k.         Basic and diluted loss per share

The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

l.         Comprehensive income

The Company follows Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements

NOTE 3: Recent accounting pronouncements

In February 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an Amendment of FASB Statements No. 133 and 140" ("SFAS No. 155"). SFAS No. 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders' election. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 155 will have a material impact on our financial condition or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets-an Amendment of FASB Statement No. 140" ("SFAS No. 156"). SFAS No. 156 provides guidance on the accounting for servicing assets and liabilities when an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement is effective for all transactions in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 156 will have a material impact on our financial condition or results of operations.

In July 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the recognition threshold and measurement of a tax position taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. We are currently evaluating the requirements of FIN 48 and the impact this interpretation may have on our financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157 Fair Value Measurements.  SFAS 157 defines fair value, establishes  a  framework  for  measuring  fair  value in generally accepted accounting  principles  (GAAP),  and expands disclosures  about  fair  value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements.  This Statement does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We do not expect the adoption of SFAS 157 to have a material impact on the Company's financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" (FAS 159). FAS  159  permits  companies to choose to measure  many financial instruments and certain other items  at  fair  value that are not currently required to be measured at fair value and establishes presentation  and disclosure requirements designed to facilitate comparisons between companies  that  choose different measurement attributes for similar types of assets and liabilities.  The provisions of FAS 159 become effective as of the beginning of our 2009 fiscal year. We are currently evaluating the impact that FAS 159 will have on our financial statements.  We do not expect the adoption of SFAS 159 to have material impact on the Company's financial position, results of operations or cash flows.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements

NOTE 3: Recent accounting pronouncements - (continued)

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 which applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. The statement is effective for annual periods beginning after December 15, 2008.

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

NOTE 4: Mineral property

Pursuant to a mineral property staking and Net Smelter Returns Royalty agreement (the "Agreement") dated April 19, 2007, the Company has acquired a 100% undivided right, title and interest in a gold/silver/copper mineral claim unit of the Kammatika Claims (the "Claims"), located in the province of British Columbia, Canada, subject to a 2% net smelter royalty return interest payable to the seller, for a cash payment of $5,000. In accordance with SFAS 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies", costs incurred to purchase or acquire a property (whether proved or unproved reserves) shall be capitalized when incurred. This includes acquisitions costs associated with mineral claims.

NOTE 5: Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are non-interest bearing, unsecured and have settlement dates within one year.

NOTE 6: Related party transactions

From inception (February 7, 2007) to September 30, 2007, officers and/or directors of the Company made contributions to capital for management fees and rent of $9,600 and $4,000, respectively. (See Note 7 for related party equity transactions)

NOTE 7: Common stock

a.         Authorized - The total authorized capital is 200,000,000 common shares with a par value of $0.001.

b.         Issued and outstanding - The total issued and outstanding common stock is one.

Upon incorporation on February 7, 2007, the Company issued one (1) share of common stock to its founding officer and director for nominal consideration.

On March 13, 2007, the Company received $3,000 from an officer / director for 3,000,000 shares of common stock. As of September 30, 2007, the Company had not issued any of these shares and accordingly has reflected $3,000 as a stock payable. The Company anticipates issuing such shares in the following fiscal year.

Tidewater Resources Inc.
(An Exploration Stage Company)
Notes to financial statements

NOTE 7: Capital stock - (continued)

Between March 22 and April 26, 2007, the Company received $80,134 for 4,000,000 shares of common stock. As of September 30, 2007, the Company had not issued any of these shares and accordingly has reflected $80,134 as a stock payable. The Company anticipates issuing such shares in the following fiscal year.

From inception (February 7, 2007) to September 30, 2007, officers and/or directors of the Company made contributions to capital for management fees and rent (Note 6).

NOTE 8: Income taxes

At September 30, 2007, the Company had a federal operating loss carry forward of $25,981, which begins to expire in 2027.

The provision for income taxes consisted of the following components for the year ended September 30, 2007:

Current:
Federal	$ --
Foreign	$ --
Deferred:	$ --

Components of net deferred tax assets, including a valuation allowance, are as follows at September 30, 2007:

Deferred tax assets:
Net operating loss carry forward	$ 8,834
Total deferred tax assets	8,834
Less: Valuation Allowance	(8,834)
Net Deferred Tax Assets	$ --

The valuation allowance for deferred tax assets as of September 30, 2007 was $8,834. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of September 30, 2007 and, accordingly, recorded a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at September 30, 2007:

Federal statutory tax rate	(34.0)%
Foreign	(4.5)%
Change in valuation allowance	38.5%
Effective tax rate	0.0%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition, changes in financial condition, plan of operations and results of operations should be read in conjunction with (i) our interim financial statements for the three month period ended December 31, 2007 and from our inception (February 7, 2007) to December 31, 2007, together with the notes thereto; (ii) our audited financial statements from our inception (February 7, 2007) to September 30, 2007, together with the notes thereto; and (iii) the section entitled "Description of Business", included in this prospectus. The discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Plan of Operations

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified:

  Register our shares for resale by our selling stockholders and then obtain a trading symbol to trade our shares over the OTC Bulletin Board. Our first milestone is to complete the registration of our shares for resale by the selling stockholders named in this prospectus, effect registration of our common stock as a class under the Exchange Act concurrently with the effectiveness the registration statement of which this prospectus forms a part, and then obtain a trading symbol to facilitate quotation of our shares on the OTC Bulletin Board. We plan to apply to FINRA for a trading symbol to begin trading our shares on the OTC Bulletin Board once our common stock has been registered as a class under the Exchange Act. The remaining costs are expected to be approximately $44,500. The nature of these costs is audit, legal, transfer agent fees and SEC registration costs.

  We plan to complete phase one of our recommended exploration program on the property underlying our mineral claims, at an estimated cost of CDN$20,500 (approximately $20,776, based on the foreign exchange rate on March 14, 2008 of $1.00: CDN$0.9867). We expect to commence our exploration program in the summer of 2008, depending on weather conditions and the availability of personnel and equipment.

  We anticipate spending approximately $750 per month in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $9,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees and general office expenses.

Thus, we estimate that our expenditures over the next twelve months will be approximately $74,276 ($44,500 to complete the registration of our shares and begin trading on the OTC Bulletin Board, $20,776 to complete phase one of our recommended exploration program, and $9,000 to cover ongoing general and administrative expenses. As at December 31, 2007, we had cash and cash equivalents of $59,385 and working capital of $53,373. As such, we anticipate that our cash and working capital may not be sufficient to enable us to complete phase one of our recommended exploration program, to pay for the costs of registering our shares and to begin trading on the OTC Bulletin Board, and to pay for our general and administrative expenses for approximately the next twelve months. In addition, we will require additional financing if we determine to proceed with phase two of our recommended work program (at an estimated cost of approximately $30,404) and phase three of our recommended work program (at an estimated cost of $152,022 to $304,044). All three phases of our recommended work program are described in this prospectus under the heading "Description of Business and Properties--Our Planned Exploration Program".

During the twelve-month period following the date of this prospectus, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations beyond the next twelve months. We believe that debt financing will not be an alternative for funding additional exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration program. In the absence of such financing, we will not be able to continue exploration of the property underlying our mineral claims and our business plan will fail. Even if we are successful in obtaining equity financing to fund any continuation of our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of the property underlying our mineral claims. If we do not continue to obtain additional financing, we will be forced to abandon our mineral claims.

We may consider entering into a joint venture arrangement to provide the required funding to develop the property underlying our mineral claims. We have not undertaken any efforts to locate a joint venture participant. Even if we determined to pursue a joint venture participant, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of the property underlying our mineral claims. If we enter into a joint venture arrangement, we would likely have to assign a percentage in our mineral claims to the joint venture participant.

Results of Operations

Revenues

We have had no operating revenues since our inception on February 7, 2007. We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

Expenses and Loss from Operations

Our expenses and losses for the following periods are set forth below:
	For the period from inception (February 7, 2007) to December 31, 2007	For the three months ended December 31, 2007	Inception (February 7, 2007) to September 30, 2007
	(Unaudited)	(Unaudited)	(Audited)
Expenses
General and administrative	4,352	1,052	3,300
Legal and accounting	20,978	11,897	9,081
Management fees	13,200	3,600	9,600
Rent expense	5,500	1,500	4,000
Net loss	$ (44,030)	$ (18,049)	$ (25,981)
Other comprehensive expense
Foreign currency transaction adjustment	32	(92)	124
Comprehensive loss	(43,998)	$ (18,141)	$ (25,857)

Liquidity and Capital Resources

We had cash and cash equivalents of $59,385 and working capital of $53,373 at December 31, 2007.

Cash Flows

Cash Flows from Operating Activities

Net cash used in operating activities was $19,318 for the period from inception on February 7, 2007 to December 31, 2007. We anticipate that cash used in operating activities will increase over the next twelve months as discussed under "Plan of Operations" above.

Cash Flows from Investing Activities

Net cash used in investing activities was $4,464 for the period from inception on February 7, 2007 to December 31, 2007, which represents the purchase price we paid to acquire our mineral claims.

Cash Flows from Financing Activities

We have funded our business to date primarily from sales of our common stock. From our inception on February 7, 2007 to December 31, 2007, we have raised a total of $83,135 from private offerings of our securities.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes of financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our principal independent accountants.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers and their respective ages as of the date of this prospectus are as follows:
Name	Age	Office Held
Bernard Perez	29	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and a director
John Lopez	39	Director
Michael Munslow	33	Director
Ryan Ward	25	Director

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Bernard Perez. Bernard Perez has served as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and as a director since our incorporation on February 7, 2007. Since April 2003, Mr. Perez has been employed by Westwood Plateau Golf and Country Club in Coquitlam, British Columbia, as Assistant Food and Beverage Manager in charge of coordinating and overseeing operations, including arranging banquets, weddings, corporate events and golf tournaments. Prior to that, Mr. Perez was employed by Westwood in a variety of other capacities, including banquet and restaurant supervising, banquet and restaurant bartending, and banquet serving and set-up, since April 1998. In addition to his position at Westwood, since October 2006, Mr. Perez has also been employed as a shift leader of Joey Tomatoes Restaurant located in Coquitlam, British Columbia, where he manages a staff of approximately thirty-five per evening. Mr. Perez majored in English Literature at The University of British Columbia, which he attended from 1996 to 2001. He also attended the British Columbia Institute of Technology, located in Burnaby, British Columbia, where he studied financial management from 2001 to 2003.

John Lopez. John Lopez has served as a director of our company since October 15, 2007. In 1990, Mr. Lopez earned a diploma in Graphic Design from Sheridan College of Applied Arts and Technology in Oakville, Ontario. After graduation, Mr. Lopez began a career in marketing, which eventually led to starting his own marketing company in Hamilton, Ontario in 1994. Upon relocating to the west coast in 1997, Mr. Lopez shifted his career focus and began to play competitive golf, which led him to become a certified golf instructor. Mr. Lopez subsequently pursued a teaching and coaching certificate and completed level one through five as a CPGA Golf Professional, the highest Canadian professional level possible. Since 2002, Mr. Lopez has taught golf full-time at Westwood Plateau Golf and Country Club in Coquitlam, British Columbia.

Michael Munslow. Michael Munslow has served as a director of our company since October 15, 2007. Since 2006, Mr. Munslow has been employed by Rogers Wireless Business Solutions as a Corporate Accounts Manager, where he is responsible for proposing wireless solutions to corporate clients from Vancouver Island to Chilliwack, British Columbia. From 2001 to 2005, Mr. Munslow was employed as a Senior Corporate Accounts Manager at Telus Mobility, where he provided wireless solutions and maintained a significant client base of corporate customers. At Telus, Mr. Munslow was recognized for being within the Top 10 Sales Representatives for five consecutive years between 2001 and 2005. In 2005, Mr. Munslow was named first overall in sales and was third overall with respect to the number of handsets sold. Mr. Munslow obtained a diploma in Recreational Leadership Management from Comosun College in Victoria, British Columbia.

Ryan Ward. Ryan Ward has served as a director of our company since October 15, 2007. For the past nine years, Mr. Ryan has served as the Assistant Manager of Golf Operations at Westwood Plateau Golf and Country Club in Coquitlam, British Columbia, where his responsibilities include overseeing a staff of approximately twenty people in the Guest Services Department along with managing the Golf Shop and its inventory.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until they resign or are removed from the board in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until they resign or are removed from office by the Board of Directors.

Significant Employees

We have no significant employees other than Mr. Perez.

Committees of the Board Of Directors

We presently do not have an audit committee, a compensation committee, a nominating committee, an executive committee of our Board of Directors, stock plan committee or any other committees. However, our Board of Directors is considering establishing various committees during the current fiscal year.

Family Relationships

There are no family relationships among our directors and officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our sole officer during our fiscal year ended September 30, 2007 (that is, the period from inception on February 7, 2007 to September 30, 2007).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Bernard Perez President, CEO, CFO, Secretary & Treasurer	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

The following table sets forth information as at September 30, 2007 relating to outstanding equity awards for our sole officer:

Outstanding Equity Awards at Year End Table

	Option Awards					Stock Awards
Name	Number of Securities Under- lying Unexer-cised Options (#) Exercise-able	Number of Securities Under-lying Unexer-cised Options (#) Unexer-ciseable	Equity Inventive Plan Awards: Number of Securities Underlying Unexer-cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bernard Perez	Nil	Nil	Nil	N/A	N/A	N/A	N/A	N/A	N/A

The following table sets forth information relating to compensation paid to our directors during our fiscal year ended September 30, 2007 (that is, the period from inception on February 7, 2007 to September 30, 2007).

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation Earnings ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Bernard Perez	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil
John Lopez (1)	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Michael Munslow (1)	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Ryan Ward (1)	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)     Mr. Lopez, Mr. Munslow and Mr. Ward were appointed as directors on October 15, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of the date of this prospectus by: (i) each person (including any group) known to us to own more than 5% of our shares of common stock; (ii) each of our directors; (iii) each of our officers; and (iv) our officers and directors as a group. To our knowledge, each holder listed possesses sole voting and investment power with respect to the shares shown.
Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Owner (2)	Percent of Class (3)
	Directors and Officers:
Common Stock	Bernard Perez	3,000,000	42.9%
Common Stock	John Lopez	100,000	1.4%
Common Stock	Michael Munslow	100,000	1.4%
Common Stock	Ryan Ward	100,000	1.4%
	Our directors and officers as a group:	3,300,000	47.1%

(1)     The business address of our officers and director's is our company address, which is Suite 322, Unit 205, 329 North Road, Coquitlam, British Columbia, Canada, V3K 6Z8.

(2)     Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and/or (ii) investment power, which includes the power to dispose or direct the disposition of shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares within 60 days of the date as of which the information is provided.

(3)     Based on the 7,000,001 shares of our common stock issued and outstanding as of the date of this prospectus.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

TRANSACTIONS WITH RELATED PERSONS,
PROMOTERS AND CERTAIN CONTROL PERSONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  any of our directors or officers;

  any person proposed as a nominee for election as a director;

  any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or

  any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Shares by Bernard Perez

Bernard Perez, our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and one of our directors, acquired one share of our common stock at a price of $1 per share upon our incorporation in February 2007. He subsequently subscribed for 3,000,000 shares of our common stock at a price of $0.001 per share, for a total payment of $3,000 on March 13, 2007. We issued these shares effective on October 1, 2007.

Purchase of Shares by John Lopez

Mr. Lopez, a director, acquired 100,000 shares of our common stock at a price of $0.02 per share, for total payment of $2,000 on April 10, 2007. We issued these shares effective on October 2, 2007.

Purchase of Shares by Michael Munslow

Michael Munslow, a director, subscribed for 100,000 shares of our common stock at a price of $0.02 per share, for a total payment of $2,000 on April 26, 2007. We issued these shares effective on October 2, 2007.

Purchase of Shares by Ryan Ward

Ryan Ward, a director, subscribed for 100,000 shares of our common stock at a price of $0.02 per share, for total payment of $2,000 on April 24, 2007. We issued these shares effective on October 2, 2007.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to stockholders. We will not deliver such reports to our stockholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.